Exhibit 10.12

SPHERIX January 13, 2011 Gilbert V. Levin M. Karen Levin 3170 S. Ocean Boulevard #602S Palm Beach, FL 33480 Dear Gil and Karen: You and Spherix executed a June 24, 2008 letter evidencing our agreements concerning your retirements from Spherix (the “2008 Letter”). A copy of the 2008 Letter is attached. As set forth in paragraphs 2, 5, 6, 7, 8, 9 and 10 of the 2008 Letter, Spherix agreed to make continuing payments to you and to provide continuing benefits to you during your lifetimes (the “Continuing Obligations”). Spherix has determined that it is in its interest to quantify and liquidate the Continuing Obligations. Thus, we have agreed that Spherix will terminate and extinguish the Continuing Obligations by a lump sum payment to you of $450,000 (the “Payment”) to be made no later than February 10, 2011. Upon such Payment, the Continuing Obligations will automatically and without further action expire and you will then have rights solely as current (Gil) and former (Karen) members of the Board of Directors, including all rights for indemnification and access to Spherix’ D&O insurance policy. We have further agreed that Gil will resign from the Board of Directors. By your execution of this letter, you tender your resignation effective immediately. If you concur with the foregoing, please sign the enclosed copy of this letter and return it to me. Sincerely, Aris Melissaratos, Chair of Compensation Committee AGREED: Gilbert V. Levin M. Karen Levin 6430 Rockledge Drive, #503 Bethesda, MD 20817 Tel.: (301) 897-2540 Fax: (301) 897-2567 www.spherix.com

SPHERIX June 24, 2008 Gilbert V. Levin M. Karen Levin 3180 Harness Creek Road Annapolis, Maryland 21401 Dear Gil and Karen: This letter will evidence the agreements we discussed previously. We have agreed to confirm and clarify our prior agreements set forth in the G.V. Levin Exit Agreement (March 2004) and the Exit Agreement For M. Karen Levin (November 2005). Accordingly, the following provisions supersede the prior exit agreements: 1. Karen has retired as an employee of Spherix as of January 4, 2006. Gil will retire as an employee of Spherix effective as of August 14, 2008. 2. Each of Gil and Karen will be provided lifetime payments of $12,500 each quarter following their respective retirements. 3. Each of Gil and Karen have Consulting Agreements with Spherix which will remain in full force and effect. 4. All prior stock options and awards will remain unchanged. 5. Through August 13, 2011, Gil and Karen will continue to be provided suitable office space at Spherix’s headquarters office upon providing prior notice of the need to use such space. 6. Through August 13, 2011, Gil and Karen will be provided appropriate secretarial assistance upon providing prior notice of the need for such assistance. 7. Gil and Karen have been provided cell phones and computers for their home offices, and Spherix will continue to supply these and support them until August 13, 2011. 8. Spherix will make lump sum service award payments of $15,000 to each of Gil and Karen upon Gil’s retirement in August 2008. 9. Spherix will defend Gil and Karen from all lawsuits filed resulting from legitimate actions taken by him or her on behalf of Spherix. 10. Spherix confirms its Resolution of February 19, 1998 concerning long-term care insurance and health insurance for Gil and Karen. 6430 Rockledge Drive, #503 Westmoreland Building Bethesda, MD 20817 Tel.: (301) 897-2540 Fax: (301) 897-2567 www.spherix.com

Gilbert V. Levin
M. Karen Levin

Page 2
June 24, 2008

11. Gil has been given full title to all Spherix files on the Viking Mission to Mars, the files on the life detection methods he developed, and title to the related developmental instruments.

12. Gil has been granted title to the watercolor painting by Williard Bond that previously hung in his office.

13. The above supersedes and replaces all previous agreements concerning Spherix's obligations to Gil and Karen concerning their employment, including but not limited to employment and retirement plan agreements as well as the above described exit agreements.

14. As is the case with respect to other members of the Board of Directors of Spherix, Gil and Karen will not make statements regarding Spherix to government agencies, investment institutions and the press/external news agencies as Spherix management will continue to be responsible for these matters.

Please sign and return this letter evidencing your agreement with the foregoing.

Sincerely,

Robert J. Vander Zanden

Robert J. Vander Zanden, on behalf of the remainder of the Board of Directors of Spherix Incorporated

AGREED:

Gilbert V. Levin

Gilbert V. Levin

M. Karen Levin

M. Karen Levin

Spherix Incorporated
12051 Indian Creek Court, Beltsville, Maryland 20705
Tel.: +1 301 419 3900 • Fax: +1 301 210 4908